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                               ECHO BAY MINES LTD.

                           RESTRICTED SHARE GRANT PLAN

1.   PURPOSE

     The purpose of this Plan is to provide an incentive, in the form of a proprietary interest in Echo Bay Mines Ltd. (the "Corporation"), to officers of the Corporation and any subsidiary who are in a position to contribute materially to the successful operation of the business and to provide a means through which the Corporation can attract and retain employees of outstanding abilities. The Plan is not intended to replace the share incentive plan of the Corporation created in May 1983.

2.   ADMINISTRATION

     The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Corporation. Each member of the Committee shall at all times be a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" for the purposes of section 162(m) of the Internal Revenue Code .

     The Committee may make grants, subject to the terms of the Plan, to such eligible persons and with respect to such number of shares in the common share capital of the Corporation as the Committee, in its sole discretion, may determine.

     Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan and the grants made under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission and reconcile any inconsistency in the Plan or in any grant in the manner and to the extent it shall be deemed desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

3.   SHARES SUBJECT TO THE PLAN

     Subject to adjustment as provided in Section 9, an aggregate of 750,000 common shares of the Corporation will be available and reserved for issuance pursuant to grants made under the Plan. If any grant is made pursuant to the Plan, but the entitlement of a grantee to receive the common shares covered thereby shall terminate for any reason without acquisition of all such shares, the shares subject thereto shall be available for future grants.

4.   ELIGIBILITY

     Officers of the Corporation and any subsidiary shall be eligible for grants under the Plan. The term "subsidiary" shall mean any corporation in which the Corporation owns 50 percent or more of the total combined voting shares of all classes of share capital at the time a grant is made to a

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person eligible for grants under the Plan, or at any time when such person is by the terms of the Plan eligible to receive the shares represented by a grant.

5.   GRANTING RESTRICTED SHARES

     Grants pursuant to the Plan shall be subject to the following terms and conditions:

(a) NATURE AND TERM OF GRANTS - The Committee may, from time to time, make grants of restricted shares to eligible persons. Such a grant may entitle the grantee to receive, not less than six months from the date of grant (the "vesting period"), a certificate representing a portion of the shares contemplated by the grant. For the grantee to be entitled to take delivery of the shares contemplated by the grant, he or she must have performed substantial services for the Corporation or a subsidiary at all times during the vesting period. The Committee will make subsequent determinations as to delivery or entitlement of the grantee to receive the balance of the shares contemplated by the grant.

(b) TERMINATION OF EMPLOYMENT - The following provisions shall govern the rights of a grantee (or the estate of a grantee) whose service has terminated:

     (i) if the service of a grantee is terminated for cause or resignation, the grantee shall immediately forfeit any right to receive common shares of the Corporation covered by a grant made pursuant to the Plan;

     (ii) if, before completion of the vesting period, the service of a grantee is terminated for any reason other than cause or resignation, the grantee or the estate of the grantee shall only be entitled to take delivery of the common shares which are scheduled to vest, and then only at the end of the vesting period; the grantee shall otherwise forfeit any right to receive common shares of the Corporation covered by a grant made pursuant to the Plan;

     For the purposes of this Section 5(b), "cause" shall mean:

     (aa) the failure, neglect or refusal by a grantee to perform his duties, functions or responsibilities as an employee;

     (bb) grantee's commission of acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude; or

     (cc) any other reason which the Committee, in the exercise of reasonable business judgment, considers to constitute cause.

     Notwithstanding the foregoing provisions of this Section 5(b), the Committee may accelerate the entitlement of a grantee to take delivery of common shares represented by a grant under

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     the Plan should there be a threat (actual or perceived) of a take-over bid for voting control of the Corporation.

     Any decision by the Committee shall be final and binding on any grantee or grantee's estate. The Committee shall not be bound by any prior decision of the Committee.

6.   CERTIFICATE OF GRANT

     Each grantee who receives a grant under the Plan shall receive a certificate of grant from the Corporation which shall contain such provisions, consistent with the Plan, as may be established from time to time by the Committee.

7.   TRANSFERABILITY OF GRANTS

     No grant under the Plan shall be transferable by a grantee.

8.   LISTING AND REGISTRATION

     Each grant shall be subject to the requirement that, if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares subject to such grant upon any securities exchange or under any provincial, state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, such grant or the issue of shares pursuant thereto, no shares covered by any such grant may be dealt with in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9.   ADJUSTMENT OF AND CHANGES IN COMMON SHARES OF THE CORPORATION

     In the event of a reorganization, recapitalization, change of shares, share split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Corporation, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares authorized by the Plan and in the number and kind of shares covered by grants made under the Plan.

10.  NO RIGHTS OF SHAREHOLDERS

     Neither the grantee nor his personal representative shall be, or have any of the rights and privileges of, a shareholder of the Corporation in respect of any shares which may be delivered pursuant to a grant, unless and until certificates for such shares have been issued.

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11.  AMENDMENT AND TERMINATION

     The Plan may be amended by the Board as it shall deem advisable to conform to any change in the law or regulation applicable thereto or in any other respect which the Board may deem to be in the best interest of the Corporation; provided, however, that the Board may not, without the authorization and approval of the shareholders, increase the total number of securities which may be issued under the Plan except pursuant to Section 9.

     The Board may, in its discretion, terminate, or fix a date for the termination of the Plan. No such termination shall affect any grants theretofore made which have neither expired nor been terminated. Unless previously terminated, the Plan shall terminate on December 31, 2002, and no grants shall be made under the Plan after such date.

12.  EFFECTIVE DATE OF THE PLAN

     The Plan was created by the Board, on the recommendation of the Committee, effective February 13, 1997 and confirmed by the holders of voting securities of the Corporation in general meeting held May 14, 1997.

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